Independent Auditors' Consent



To the Shareholders and Board of Directors of Adjustable Rate Government Income Fund:

We consent to the use of our report dated June 12, 1998 for Adjustable Rate Government Income Fund, incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Counsel and Auditors" in the Statement of Additional Information.




	KPMG Peat Marwick LLP


New York, New York
September 21, 1998